Exhibit 99.1

Contact:
Russell Skibsted
Sr. Vice President and Chief Financial Officer
Aeolus Pharmaceuticals, Inc.
(949) 481-9825

AEOLUS PHARMACEUTICALS ANNOUNCES APPOINTMENT OF RUSSELL L. SKIBSTED AS SENIOR VICE PRESIDENT AND CHIEF FINANCIAL OFFICER

MISSION VIEJO, California – February 15, 2011— Aeolus Pharmaceuticals, Inc. (OTC: AOLS), a biopharmaceutical company developing a new class of broad spectrum catalytic antioxidant compounds that reduce oxidative stress, inflammation, and subsequent tissue damage-signaling cascades resulting from radiation exposure, today announced the appointment of Russell L. Skibsted as Senior Vice President and Chief Financial Officer.

“We welcome Russell to the Aeolus team and are pleased to have an accomplished professional of his caliber leading our financial operations,” said John L. McManus, President and Chief Executive Officer of Aeolus Pharmaceuticals, Inc. “His extensive financial management experience, strategic planning skills, and leadership will be outstanding assets to Aeolus as we enter the next phase of our company’s development and transition to a period of rapid growth”

Mr. Skibsted is a seasoned executive with over 25 years of experience in finance, acquisitions, partnering, marketing and operations, with companies ranging from start-ups to a Fortune 5. He has significant private equity, public market, operations and transaction experience with both public and private companies.  Prior to joining Aeolus, he was Senior Vice President and Chief Business Officer of Spectrum Pharmaceuticals (NASDAQ: SPPI) where he led global strategy, M&A, licensing, fund-raising, & IR/PR. At Spectrum he completed a significant partnership and an asset sale that generated over $62 million in non-dilutive funding to the company in 2008.  Previously, he was CFO at Hana Biosciences (NASDAQ: HNAB)[now Talon Therapeutics (OTC: TLON.OB)], where he led the process of bringing the company public & completed two financings. Before joining Hana, Mr. Skibsted was Partner and CFO at Asset Management Company, one of the oldest and most respected venture capital firms in the Silicon Valley, where he oversaw the financial & administrative functions, public & private portfolios, & aviation operations.  Russell Skibsted earned an MBA from the Stanford Graduate School of Business and a BA in economics from Claremont McKenna College.

About AEOL 10150
AEOL 10150 is a broad-spectrum catalytic antioxidant specifically designed to neutralize reactive oxygen and nitrogen species. The neutralization of these species reduces oxidative stress, inflammation, and subsequent tissue damage-signaling cascades resulting from radiation exposure.  AEOL 10150 could have a profound beneficial impact on people who have been exposed, or are about to be exposed, to high-doses of radiation in the treatment of oncology.

AEOL 10150 has already performed well in animal safety studies, was well-tolerated in two human clinical trials, and has demonstrated statistically significant survival efficacy in an acute radiation-induced lung injury model. AEOL 10150 is also currently in development for use as both a therapeutic and prophylactic drug in cancer patients.

About Aeolus Pharmaceuticals
Aeolus Pharmaceuticals is developing a new class of catalytic antioxidant compounds that protects healthy tissue from the damaging effects of radiation.  Its first compound, AEOL 10150, is being developed for oncology indications, where it is used in combination with radiation therapy.  It is also being developed, with funding by the US Government, as a medical countermeasure against chemical and radiological weapons, where its initial target indications are as a protective agent against the effects of acute radiation syndrome and delayed effects of acute radiation exposure.   Aeolus’ strategy is to leverage the substantial investment in toxicology, manufacturing, and preclinical and clinical studies made by US Government agencies in AEOL 10150 to efficiently develop the compound for use in oncology.  For more information, please visit Aeolus’s corporate website at www.aeoluspharma.com.

The statements in this press release that are not purely statements of historical fact are forward-looking statements. Such statements include, but are not limited to, those relating to Aeolus’ product candidates, as well as its proprietary technologies and research programs. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause Aeolus’ actual results to be materially different from historical results or from any results expressed or implied by such forward-looking statements. Important factors that could cause results to differ include risks associated with uncertainties of progress and timing of clinical trials, scientific research and product development activities, difficulties or delays in development, testing, obtaining regulatory approval, the need to obtain funding for pre-clinical and clinical trials and operations, the scope and validity of intellectual property protection for Aeolus’ product candidates, proprietary technologies and their uses, and competition from other biopharmaceutical companies. Certain of these factors and others are more fully described in Aeolus’ filings with the Securities and Exchange Commission, including, but not limited to, Aeolus’ Annual Report on Form 10-K for the year ended September 30, 2009. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof.

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